Exhibit 99.1

SUBSCRIPTION AGREEMENT

HDS International Corp.
10 Dorrance Street, Suite 700
Providence, RI   02903

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the “Purchaser”) is purchasing _______________________________________________ (__________) shares of Common Stock of HDS International Corp. (the “Company”) at a price of $0.005 per Share (the “Subscription Price”).

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Mr. Tassos Recachinas solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Recachinas.

MAKE CHECK PAYABLE TO: HDS INTERNATIONAL CORP.

Executed this _____ day of ___________________, 2013.

Name of Purchaser	Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.005	=	US$___________
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash: ____________	Check #: ____________	Other: _______________

HDS INTERNATIONAL CORP.

By:

Title: